Exhibit 10.39

DAYBREAK OIL AND GAS, INC.

CORPORATE OFFICE:	REGIONAL OPERATIONS OFFICE:
1101 NORTH ARGONNE ROAD	1414 SOUTH FRIENDSWOOD DRIVE
SUITE A 211	SUITE 212
SPOKANE VALLEY, WA 99212	FRIENDSWOOD, TX 77546
OFFICE: (509) 232-7674 FAX: (509) 232-2220	OFFICE: (281) 996-4176

Date

Name

Address

City, State Zip

RE: Offer to receive common stock in lieu of accrued dividends

Dear _______:

You are receiving this letter as a former holder of Series A Convertible Preferred Stock (“Preferred Stock”) of Daybreak Oil and Gas, Inc., a Washington corporation (the “Company”), issued by the Company pursuant to a 2006 private placement. I am pleased to inform you that Daybreak has agreed to acquire Reabold California LLC (“Reabold”), subject to shareholder approval and us meeting certain closing conditions. I have attached a copy of our press release describing the transaction. As you may recall, you invested in XXXX shares of Daybreak Preferred Stock in 2006. On Month, Day, Year, you converted your shares of Preferred Stock into Daybreak Common Stock. At the time of conversion, the cumulative dividend related to your Preferred Stock stopped accruing. However, the Company has kept a record of your dividends accrued prior to conversion, which amount to $XXXX.

As part of the Reabold transaction, we have undertaken the task to eliminate certain debt liabilities and simplify our share structure. We have made an offer to the current Preferred Stock holders to convert each share of Preferred Stock into 3 shares Common Stock, plus shares of Common Stock in satisfaction of accrued and unpaid dividends. Even though you have already converted your Preferred Stock, we would like to make this same offer to you with respect to your cumulative dividends.

Therefore, we are offering you ___ shares of Daybreak Common Stock in full satisfaction of any accrued and unpaid dividends associated with your Preferred Stock, which is the same conversion rate offered to the current holders of Preferred Stock.

Accordingly, we ask that you please initial one of the following options and respond by December 10, 2021.

VOTE YES – APPROVE: _____ I approve of receiving [__] shares of Common Stock of Daybreak in full satisfaction of any accrued and unpaid dividends with respect to the Preferred Stock formerly held by me. I further agree that, effective upon my receipt of such shares of Common Stock, I release Daybreak and its officers and directors from all claims and liabilities in connection with any unpaid dividends, liquidation preferences or other amounts owed in connection with my ownership of the Preferred Stock. I have signed below to indicate my consent:

Signature: ______________________________

Name: _________________________________

VOTE NO – DO NOT APPROVE: _____ I DO NOT approve of receiving any shares of Common Stock of Daybreak in full satisfaction of any accrued and unpaid dividends with respect to the Preferred Stock formerly held by me. I acknowledge that the Company will continue to note my unpaid dividends as a liability, but there is no guarantee the dividends will ever be paid, either in shares of stock or cash.

We hope to hear from you, but if we do not hear from you by December 10, 2021, we will assume you are choosing NO. The Daybreak Board of Directors believes the Reabold transaction is the best path forward for the Company and is in the best interest of the shareholders, and we will continue to strive to increase the value of the Company and its shares of stock.

Regards,

/s/ James F Westmoreland

James F. Westmoreland

President and Chief Executive Officer

Daybreak Oil and Gas, Inc. to Acquire Reabold California LLC

SPOKANE VALLEY, Washington, October 21, 2021--Daybreak Oil and Gas, Inc. (OTC PINK: DBRM) (“Daybreak” or the “Company”), a Washington corporation, is pleased to announce that it has agreed to acquire Reabold California, LLC (“Reabold California”) a subsidiary of Reabold Resources plc (“Reabold”), a United Kingdom Company listed on the AIM Market of the London Stock Exchange under the ticker “RBD”.

Reabold California owns a 50% working interest and operates 10 producing wells in the Sacramento Basin in Northern California with proved reserves of 613,000 barrels of oil equivalent. After the transaction is completed, Daybreak will have 1,085,000 barrels of proved oil equivalent with a value of approximately $17.0 million. Reabold California’s production is approximately 70 barrels of oil per day. Combined, the production would be approximately 100 barrels of oil per day.

The acquisition will be an all-stock transaction where Gaelic Resources Limited, a wholly-owned subsidiary of Reabold Resources plc, will own up to 45% of Daybreak’s common stock at closing. As part of the transaction Daybreak will also be raising approximately $2.5 million through the sale of its common stock to fund development programs in both the Sacramento Basin properties as well as its San Joaquin Basin properties.

The transaction will require Daybreak Oil and Gas, Inc. shareholder approval and is expected to close in the First Quarter of 2022.

James F. Westmoreland, President and Chief Executive Officer, commented; “The acquisition of Reabold California, LLC is a transforming event for the Company. We look forward to developing the significant opportunities acquired with the Reabold California properties as well as continuing to develop our legacy properties. The shorter life but higher production volumes from the Reabold California properties combined with our longer life lower volume properties will create immediate positive cash flow for the Company. We will continue to build shareholder value through strategic acquisitions in the California market as well as seeking drilling opportunities in and around the two basins which we operate. Additionally, we will pursue opportunities in other geographic areas as they may arise. We look forward to having Reabold Resources as a major shareholder of the Company.”

Daybreak Oil and Gas, Inc. is an independent crude oil and natural gas company currently engaged in the exploration, development and production of onshore crude oil and natural gas in the United States. The Company is headquartered in Spokane Valley, Washington with an operations office in Friendswood, Texas. Daybreak owns a 3-D seismic survey that encompasses 20,000 acres over 32 square miles with approximately 6,500 acres under lease in the San Joaquin Valley of California. The Company operates production from 20 oil wells in our East Slopes project area in Kern County, California.

More information about Daybreak Oil and Gas, Inc. can be found at www.daybreakoilandgas.com.

Contact:

Ed Capko Telephone: 815-942-2581

Investor Relations Email: edc@daybreakoilandgas.com

Certain statements contained in this press release constitute “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “should,” “up to,” “approximately,” “likely,” or “anticipates” or the negative thereof. These forward-looking statements are based on our current expectations, assumptions, estimates and projections for the future of our business and our industry and are not statements of historical fact. Such forward-looking statements include, but are not limited to, statements about our expectations regarding our financing, our future operating results, our future capital expenditures, our expansion and growth of operations and our future investments in and acquisitions of crude oil and natural gas properties. We have based these forward-looking statements on assumptions and analyses made in light of our experience and our perception of historical trends, current conditions, and expected future developments. However, you should be aware that these forward-looking statements are only our predictions and we cannot guarantee any such outcomes. Future events and actual results may differ materially from the results set forth in or implied in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: general economic and business conditions; exposure to market risks in our financial instruments; fluctuations in worldwide prices and demand for crude oil and natural gas; fluctuations in the levels of our crude oil and natural gas exploration and development activities; our ability to find, acquire and develop crude oil and natural gas properties, including the ability to develop the East Slopes Project and Michigan prospects; risks associated with crude oil and natural gas exploration and development activities; competition for raw materials and customers in the crude oil and natural gas industry; technological changes and developments in the crude oil and natural gas industry; legislative and regulatory uncertainties, including proposed changes to federal tax law and climate change legislation, and potential environmental liabilities; our ability to continue as a going concern; and our ability to secure additional capital to fund operations. Additional factors that may affect future results are contained in our filings with the Securities and Exchange Commission (“SEC”) and are available at the SEC’s web site http://www.sec.gov. Daybreak Oil and Gas, Inc. disclaims any obligation to update and revise statements contained in this press release based on new information or otherwise.